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                                                                 EXHIBIT 99.C

                           TAG-ALONG RIGHTS AGREEMENT


     THIS AGREEMENT is made as of this 12th day of April, 1996, by and among Jose E. Kauachi, William F. Donovan, M.D., and Sharon Ann Donovan, his wife, (the "Shareholders") and CHARTWELL CAPITAL INVESTORS, L.P., a Delaware limited partnership ("Chartwell").

                             W I T N E S S E T H :

     WHEREAS, Chartwell and DRCA Medical Corporation, a Texas corporation ("DRCA") are entering into that certain Investment Agreement dated as of April 12, 1996 (the "Investment Agreement") whereby Chartwell will agree to acquire a financial interest in DRCA pursuant to which it will have the right to acquire Common Stock of DRCA or shares into or for which such Common Stock may have been converted in any recapitalization, merger, exchange, consolidation or similar transaction ("Common Stock") by exercise of warrants or conversion of Preferred Stock; and

     WHEREAS, as a condition to funding under the Investment Agreement, Chartwell has required that the Shareholders enter into this Agreement

     NOW THEREFORE, in consideration of the promises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

     1.   TAG-ALONG RIGHTS.  Chartwell and the Shareholders agree as follows.

               (a) Whenever and on each occasion that any Shareholder (the "Selling Shareholder") shall desire, in one or more related transactions involving neither a public offering nor a sale under Rule 144, to sell, assign, transfer, exchange or otherwise dispose of (a "Sale") shares of Common Stock owned by it beneficially or of record, such Selling Shareholder shall, if the sale of such shares together with any previous Sales of Common Stock by such Selling Shareholder in the aggregate during the prior 90 days constitutes a Sale of more than 40,000 shares, give written notice to Chartwell of the proposed transaction and shall provide Chartwell the same opportunity to sell to the proposed transferee, upon the same terms and conditions offered to such Selling Shareholder, up to the number of shares of Common Stock ("the Sale Shares") obtained by multiplying the Percentage, as hereinafter defined, times the sum of
(i) the total number of shares of Common Stock which the Selling Shareholder then proposes to sell, assign, transfer, exchange or otherwise dispose of in such Sale plus (ii) the total number of shares of Common Stock assigned, transferred, exchanged or otherwise disposed of in previous Sales during the prior 90 days by such Selling Shareholder in which Chartwell was not entitled to participate by reason of the 40,000 share minimum described above.

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The Percentage is the decimal number obtained by dividing the number of shares of Common Stock that Chartwell would own if it exercised all of its Warrants and converted all of its Preferred Stock into Common Stock of DRCA (the "Chartwell Common") by the sum of the number of shares comprised by the Chartwell Common plus the number of shares of Common Stock owned by the Selling Shareholder on a fully diluted basis. Within 10 business days after its receipt of such notice, Chartwell may exercise, by notice to the Selling Shareholder, the option to sell up to the number of shares of Common Stock equal to the number of the Sale Shares to the proposed transferee in accordance with the terms described in the notice, provided that the sale by the Selling Shareholder is completed. Any such option which is not exercised within such period shall expire.

     (b) The exercise by Chartwell of any option arising pursuant to this Agreement shall be effected by the giving of notice of such exercise to the Selling Shareholder as provided herein.

     (c) Notwithstanding the foregoing, the provisions of this Agreement shall be inapplicable to (i) transfers by gift where no consideration is received by the Selling Shareholder, and (ii) a sale, assignment or transfer by the Selling Shareholder of Common Stock by way of grant of a lien or other security interest on such Common Stock in connection with a bona fide financing.

     (d) Subject to reaching the threshold of 40,000 shares of Common Stock described in Section 1(a) above, each Selling Shareholder agrees that no sale, assignment, or transfer of Common Stock may be made by it unless the proposed transferee has agreed to purchase shares of Common Stock from Chartwell, but only if and to the extent required by this Agreement, and that, if any transfer of Common Stock is made by a Selling Shareholder or such transferee contrary to the provisions of this Agreement, Chartwell may enforce these rights hereunder by actions for specific performance to the extent permitted by law, in addition to any other legal or equitable remedies which it may have. The Selling Shareholders' only obligations under this Agreement are to provide the required notice and to refrain from entering into any sales transaction with a proposed transferee which does not also include the sale of shares by Chartwell to the extent required in accordance with the provisions of this Agreement. Without limiting the foregoing, in no event shall any Selling Shareholder have any liability or other obligation to Chartwell in the event that such Selling Shareholder determines not to proceed with any transaction after it has delivered a notice to Chartwell.

     (e) As used in this Agreement, "beneficial ownership" shall be determined in accordance with the rules and regulations adopted by the Securities & Exchange Commission, as now in effect, under Section 16(a) of the Securities & Exchange Act of 1934, as amended.



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     2.   NOTICES.  All notices or other communications required or contemplated by this Agreement shall be in writing and (i) hand delivered, (ii) sent by fax and confirmed by first class mail or (iii) sent postage prepaid, by first-class registered or certified mail, return receipt requested and addressed, in each case, as set forth below or to such other address or fax number as may be hereafter designated by either party in written notice to the other party hereto:

            (a)  If to Chartwell:

                 Chartwell Capital Investors, L.P
                 1610 Independent Square
                 Jacksonville, FL  32202
                 Attention: Anthony Marinatos
                 Fax No.:  (904) 353-5833

            With a copy to:

                 Kirschner, Main, Graham,
                 Tanner & Demont
                 One Independent Drive, Suite 2000
                 Jacksonville, FL  32202
                 Attention:  James L. Main
                 Fax No.: 904-358-2199

            (b)  If to a Shareholder:

                 c/o DRCA Medical Corporation
                 Three Riverway
                 Suite 1430
                 Houston, Texas  77056
                 Attention:  President
                 Fax:  (713) 439-0826

            With a copy to:

                 Hutcheson & Grundy, L.L.P.
                 3300 Two Allen Center
                 1200 Smith Street
                 Houston, Texas 77002
                 Attention: E. Scott Lineberry
                 Fax No.:713-951-2925

All notices shall be effective when received at the address or fax number of the party to whom addressed.

     3. AMENDMENTS AND WAIVERS. This Agreement and any term hereof may be altered, waived, amended or terminated, in whole or in part, only on the written consent of each party hereto.




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     4.   GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to the choice of law principles thereof.

     5. TERMINATION. This Agreement shall terminate immediately after the completion of the transaction or series of transactions that reduces the number of shares comprising the Chartwell Common at the time to less than 60% of the number of shares comprising the Chartwell Common on the date hereof.

     6. MISCELLANEOUS. In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall in any way be affected. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the provisions hereof.

     7. BENEFIT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No assignment by Chartwell hereof shall be effective so long as any amount is due Chartwell under the Note (as defined in the Investment Agreement) and DRCA is not in default thereunder.



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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their officers thereunto duly authorized, all as of the day and year first above written.

                                  CHARTWELL CAPITAL INVESTORS, L.P.

                                  By:  Chartwell Capital Partners, L.P.,its
                                       General Partner

                                       By:  Chartwell Partners, L.P.,
                                            its General Partner

                                            By: Chartwell, Inc.,
                                                its General Partner

                                            By: Anthony Marinatos
                                                ---------------------------
                                                Anthony Marinatos
                                                President


                                  Jose E. Kauachi
                                  -----------------------------------------
                                  Jose E. Kauachi


                                  William F. Donovan, M.D.
                                  -----------------------------------------
                                  William F. Donovan, M.D.


                                  Sharon Ann Donovan
                                  -----------------------------------------
                                  Sharon Ann Donovan, his wife



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